Exhibit 3.12

Aptuit (Kansas City), LLC

Amended and Restated

Limited Liability Company Agreement

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Aptuit (Kansas City), LLC (the “Company”), a limited liability company organized pursuant to the Delaware Limited Liability Company Act, is executed effective as of November 29, 2007, by and between the Company, its sole Member, Aptuit, Inc., a Delaware corporation, and its Managers.

ARTICLE I

FORMATION OF THE COMPANY

1.1. Formation. The Company was formed on February 3rd, 2005, upon the filing with the Secretary of State of the Certificate of Formation of the. Company.

1.2. Name. The name of the Company is Aptuit (Kansas City), LLC The Managers may change the name of the Company from time to time as they deem advisable, provided appropriate amendments to this Agreement and the Certificate of Formation and necessary filings under the Act are first obtained,

1.3. Registered Office and Registered Agent. The Company’s registered office within the State of Delaware and its registered agent at such address shall be as determined from time to time by the Managers.

1.4. Principal Place of Business. The principal place of business of the Company shall be at such place or places as the Managers may from time to time deem necessary or advisable.

1.5. Purposes and Powers.

(a) The purpose and business of the Company shall be to engage in any lawful business for which limited liability companies may be organized under the Act.

(b) The Company shall have any and all powers that are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act.

1.6. Term. The Company shall continue in existence until the Company is dissolved and its affairs wound up in accordance with the provisions of this Agreement or the Act.

1.7. Nature of Member’s Interest. The interest of the Member in the Company shall be personal property for all purposes. Legal title to all Company assets shall be held in the name of the Company. Neither the Member nor a successor, representative, or assign of the Member, shall have any right, title, or interest in or to any Company property.

1.8. Status of the Company. Solely for federal and state tax purposes and pursuant to Treasury Regulations Section 301.7701-3, the Member and the Company intend the Company to be disregarded as an entity that is separate from the Member. For all other purposes (including, without limitation, limited liability protection for the Member from Company liabilities), however, the Member and the Company intend the Company to be respected as a separate legal entity that is separate and apart from the Member. The Company shall be specifically identified as “Aptuit (Kansas City), LLC” in all writings, including stationery, invoices, business cards and checks. The Company’s property and financial accounts shall be completely separate from and not commingled with the property or accounts of the Member.

ARTICLE II

DEFINITIONS

The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Additional Member” means any Person admitted to membership in the Company in addition to the Member.

“Agreement” means this Limited Liability Company Agreement, as it may be amended from time to time.

“Capital Contribution” means all contributions of cash or property made by a Member or the Member’s predecessor in interest.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State, as amended or restated from time to time.

“Distribution” means any money or other property distributed to the Member with respect to the Members Membership Interest, but shall not include any payment to the Member for materials or services rendered or any reimbursement to the Member for expenses incurred by the Member in accordance with this Agreement.

“Manager” means those persons to whom the management of the business and affairs of the Company is reserved under Article II.

“Member” means Aptuit, Inc. or any other Person who succeeds to its entire Membership Interest in the Company in accordance with this Agreement or the Act.

“Membership Interest” means all of the Member’s rights in the Company, including without limitation, the Member’s right to receive Distributions, any right to vote, and any right to participate in the management of the Company as provided in the Act and this Agreement.

“Person” means an individual, a trust, an estate, a domestic corporation, a foreign corporation, a professional corporation, a partnership, a limited partnership, a limited liability company, a foreign limited liability company, an unincorporated association, or another entity.

“Secretary of State” means the Secretary of State of Delaware.

“Transfer” means sell, assign, transfer, lease, or otherwise dispose of property, including without limitation an interest in the Company.

“Treasury Regulations” means the Income Tax Regulations and Temporary Regulations promulgated under the Internal Revenue Code of 1986, as amended, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE III

MANAGEMENT OF THE COMPANY;

INDEMNIFICATION OP MANAGERS;

LIMITS ON MANAGER LIABILITY

3.1. Board of Managers. The management of the Company shall be vested in Managers appointed by the Member. Except as otherwise provided in this Agreement, the Managers shall have all and exclusive powers to control and manage the business and affairs of the Company, and the Managers may exercise all powers of the Company and all such lawful acts as are not by statute, the Certificate of Formation or this Agreement directed or required to be exercised or done by the Member, and in so doing shall have the right and authority to take all actions which the Managers deem necessary, useful or appropriate for the management and conduct of the business of the Company; provided, however, that the Member may amend this agreement at any time and thereby broaden or limit the Managers’ power and authority. The Managers may delegate all or any part of their management power and authority to any Manager or group of Managers or to any officer or other Person retained by the Managers, who shall have and exercise on behalf of the Company all powers and rights necessary or convenient to carry out the responsibilities so delegated.

3.2. Number and Term. The total number of Managers shall be three unless otherwise fixed at a different number by an amendment hereto or a resolution signed by the Member. The Member hereby elects as the initial Managers of the Company David Andrews, Beverly Rubin and John Russell to serve until their successors are elected and qualified. A Manager shall remain in office until removed by a written instrument signed by the Member or until such Manager resigns in a written instrument delivered to the Member or such Manager dies or is unable to serve. In the event of any such vacancy, the Member may fill the vacancy.

3.3. Meetings and Powers of Board of Managers. Each Manager shall have one vote. Except as otherwise provided in this Agreement, the Managers shall act by the affirmative vote of a majority of the total number of Managers. The Managers shall establish meeting times, dates and places and requisite notice requirements and adopt rules or procedures consistent with the terms of this Agreement. Any action required to be taken at a meeting of the Managers, or any action that may be taken at a meeting of the Managers, may be taken at a meeting held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting. Notwithstanding anything to the contrary in this Section 3.3, the Managers may take without a meeting any action that may be taken by the Managers under this Agreement if such action is approved by the written consent of a majority of the Managers.

3.4. Indemnification. The Company shall indemnify the Managers to the fullest extent permitted or required by the Act, as amended from time to time, and the Company may advance expenses incurred by a Manager upon the approval of the remaining Managers and the receipt by the Company of the signed statement of such Manager agreeing to reimburse the Company for such advance in the event it is ultimately determined that such Manager is not entitled to be indemnified by the Company against such expenses. The provisions of the preceding sentence shall apply also to any Person to whom the Managers have delegated management authority pursuant to Section 3.1.

3.5. Limitation on Liability. No Manager of the Company shall be liable to the Company for monetary damages for an act or omission in such Person’s capacity as a Manager, except as provided in the Act for (i) acts or omissions which a Manager knew at the time of the acts or omissions were clearly in conflict with the interests of the Company; (ii) any transaction from which a Manager derived an improper personal benefit; or (iii) acts or omissions occurring prior to the date this provision becomes effective. If the Act is amended to authorize further elimination of or limitations on the liability of Managers, then the liability of the Managers shall be eliminated or limited to the fullest event permitted by the Act as so amended. Any repeal or modification of this Section shall not adversely affect the right or protection of a Manager existing at the time of such repeal or modification. The preceding provisions of this paragraph shall apply also to any Person to whom the Managers have delegated management authority pursuant to Section 3.1.

ARTICLE IV

LIMITATION ON MEMBER LIABILITY

The Member shall not be required to make any contribution to the capital of the Company except as set forth in Article V, nor shall the Member in its capacity as such be bound by, or personally liable for, any expense, liability, or obligation of the Company except to the extent of its interest in the Company and the obligation to return Distributions made to it under certain circumstances as required by the Act. The Company shall indemnify the Member to the fullest extent permitted or required by the Act, as amended from time to time, and the Company may advance expenses incurred by the Member, provided the Member shall reimburse the Company for such advance in the event it is ultimately determined that the Member is not entitled to be indemnified by the Company against such expenses.

ARTICLE V

CAPITAL CONTRIBUTIONS AND LOANS

Contemporaneously with the execution of this Agreement, the Member has contributed to the Company the cash or property described on Schedule 1 attached hereto. The Member shall have no obligation to make any further or additional Capital Contributions to the Company.

ARTICLE VI

DISTRIBUTIONS

6. 1. Interim Distributions. The Company may make Distributions to the Member at such times as the Managers shall determine.

6.2. Distribution in Liquidation. Upon liquidation of the Company, liquidation Proceeds shall be distributed in accordance with the provisions of Section 8.2.

6.3. Limitations upon Distributions. No Distribution shall be declared and paid if payment of such Distribution would cause the Company to violate any limitation on distributions provided in the Act.

ARTICLE VII

TRANSFER OF INTERESTS AND ADMISSION OF MEMBERS

The Member may at any time Transfer all but not less than all of its Membership Interest. The Transferee of the Member’s entire Membership Interest shall become a member of the Company and the transferring Member shall cease to be a member of the Company upon consummation of the Transfer, provided that the transferring Member shall have the right to such information as may be necessary for the computation of the transferring Member’s federal and state income tax liability for the year of the Transfer. The Member may not Transfer less than all of its Membership Interest and the Company shall not admit any Person as an Additional Member without appropriate amendments to this Agreement to reflect the change in the Company’s income tax classification that would result from such Transfer or admission.

ARTICLE VIII

DISSOLUTION AND LIQUIDATION OF THE COMPANY

8. 1. Dissolution Events. The Company will be dissolved upon the happening of any of the following events:

(a) All or substantially all of the assets of the Company are sold, exchanged, or otherwise transferred (unless the Member has elected to continue the business of the Company);

(b) The Member elects to dissolve the Company;

(c) The entry of a final judgment, order, or decree of a court of competent jurisdiction adjudicating the Company to be bankrupt and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal;

(d) The entry of a decree of judicial dissolution or the issuance of a certificate for administrative dissolution under the Act.

8.2. Liquidation. Upon the happening of any of the events specified in Section 8.1, the Managers, or any liquidating trustee elected by the Managers, will commence as promptly as practicable to wind up the Company’s affairs unless the Managers or the liquidating trustee (any of whom, a “Liquidator”) determines that an immediate liquidation of Company assets would cause undue loss to the Company, in which event the liquidation may be deferred for a time determined by the Liquidator(s) to be appropriate; provided, however, that the Managers may not defer liquidation after a dissolution event described in Section 8.1(b). Assets of the Company may be liquidated or distributed in kind, as determined by the Liquidator(s) to be appropriate. The proceeds from liquidation of the Company, including repayment of any debts of the Member to the Company, and any Company assets that are not sold in connection with the liquidation will be applied in the following order of priority;

(a) To payment of the debts and satisfaction of the other obligations of the Company, including without limitation debts and obligations to the Member;

(b) To the establishment of any reserves deemed appropriate by the Liquidator(s) for any liabilities or obligations of the Company, which reserves will be held for the purpose of paying liabilities or obligations and, at expiration of a period deemed appropriate by the Liquidator(s), will be distributed in the manner provided in Section 8.2(c); and thereafter

(c) To the Member.

8.3. Certificate of Cancellation. Upon the dissolution and commencement of the winding up of the Company, the Managers shall cause a Certificate of Cancellation to be executed on behalf of the Company and filed with the Secretary of State, and the Managers shall execute, acknowledge, and file any and all other instruments necessary or appropriate to reflect the dissolution of the Company.

ARTICLE IX

MISCELLANEOUS

9.1. Records. The records of the Company will be maintained at the Company’s principal place of business, or at such other place selected by the Managers, provided that the Company keep at its principal place of business the records required by the Act to be maintained there.

9.2. Amendments. This Agreement may be amended only by a writing signed by the Member and the Company.

9.3. Survival of Rights. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

9.4. Interpretation and Governing Law. When the context in which words are used in this Agreement indicates that such is the intent, words in the singular number shall include the plural and vice versa. The masculine gender shall include the feminine and neuter. The Article and Section headings or titles shall not define, limit, extend, or interpret the scope of this Agreement or any particular Article or Section. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws provisions thereof.

9.5. Severability. If any provision, sentence, phrase, or Word of this Agreement or the application thereof to any person or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provision, sentence, phrase, or word to persons or circumstances, other than those as to which it is held invalid, shall not be affected thereby.

9.6. Creditors Not Benefited. Nothing in this Agreement is intended to benefit any creditor of the Company or of the Member. No creditor of the Company or of the Member will be entitled to require the Member to solicit or accept any loan or additional capital contribution for the Company or to enforce any right which the Company or the Member may have against the Member, whether arising under this Agreement or otherwise.

[The remainder of this page was intentionally left blank. Signature page follows.]

Signature Page to

Amended and Restated Limited Liability Company

Agreement of Aptuit (Kansas City), LLC

IN WITNESS OF THEIR ACCEPTANCE of the above terms and conditions, the parties in their capacities as the sole Member and the initial Managers, by themselves or by their duly authorized representatives, have duly signed and dated this Agreement as follows:

THE COMPANY:	THE MEMBER:

Aptuit (Kansas City), LLC a Delaware	Aptuit, Inc.,
limited liability company	a Delaware corporation

By:	By:

/s/ Michael A. Griffith	/s/ John Fikre
Michael A. Griffith, Manager	John Fikre
Vice President, General Counsel and
Secretary

/s/ Frank J. Wright
Frank J. Wright, Manager

/s/ John Fikre
John Fikre, Manager

THE MANAGERS:

/s/ Michael A. Griffith
Michael A. Griffith

/s/ Frank J. Wright
Frank J. Wright

/s/ John Fikre
John Fikre

Schedule 1 to

Limited Liability Company Agreement of

Early Development

and Packaging Services USA, L.L.C.

Name of Member	Capital Contribution
Quintiles, Inc.	$100.00